Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ernexa therapeutics Inc.

Ernexa Therapeutics Inc. (the “Corporation”), a Delaware corporation, does hereby certify that:

1. Article X of the restated certificate of incorporation is hereby amended and restated in its entirety to read as follows:

Reserved.

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged on June 2, 2025.

ERNEXA THERAPEUTICS INC.

/s/ Sanjeev Luther
Sanjeev Luther
President and Chief Executive Officer